Exhibit (e)(xx) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                         SHAREHOLDER SERVICES AGREEMENT

                                LETTER AGREEMENT

                     Manufacturers and Traders Trust Company

                                  One M&T Plaza

                                Buffalo, NY 14240

                        Federated Administrative Services

                               1001 Liberty Avenue

                           Pittsburgh, PA 15222-3779

                                October 24, 2000


Vision Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Dear Sirs:

      MANUFACTURERS AND TRADERS TRUST COMPANY ("M&T") AND FEDERATED ADMINISTRATIVE SERVICES ("FAS") JOINTLY AGREE TO CONTRACTUALLY WAIVE THE SHAREHOLDER SERVICES FEE (BASED ON AVERAGE DAILY NET ASSETS) THEY WOULD BE ENTITLED TO RECEIVE ON THE DESIGNATED CLASS OR FUND LISTED BELOW FOR A ONE YEAR PERIOD STARTING FROM THE COMMENCEMENT OF EACH FUND'S OPERATIONS (OR, IN THE CASE OF THE VISION U.S. TREASURY MONEY MARKET FUND, WHEN THIS FUND ACQUIRES THE ASSETS AND LIABILITIES OF THE GOVERNOR U.S. TREASURY OBLIGATIONS MONEY MARKET
FUND), WHICH IS ANTICIPATED TO OCCUR ON OR ABOUT DECEMBER 18, 2000. SHOWN BELOW IS THE MAXIMUM AMOUNT OF THE FEE TO WHICH FAS AND M&T ARE ENTITLED, ALONG WITH THE AMOUNT THEY AGREE TO RECEIVE FOR THE WAIVER PERIOD.

                                                   Before     After

                                                   WAIVER     WAIVER

VISION INTERMEDIATE TERM BOND FUND - CLASS A SHARES           0.25%     0.00%

VISION PENNSYLVANIA MUNICIPAL INCOME FUND - CLASS A SHARES    0.25%     0.00%

VISION SMALL CAP STOCK FUND - CLASS A SHARES       0.25%      0.20%

VISION INSTITUTIONAL LIMITED DURATION U.S. GOVERNMENT FUND    0.25%     0.00%

VISION INSTITUTIONAL PRIME MONEY MARKET FUND       0.25%      0.00%

VISION U.S. TREASURY MONEY MARKET FUND - CLASS A SHARES       0.25%     0.00%

VISION LARGE CAP CORE FUND - CLASS A SHARES        0.25%      0.00%



      If the foregoing correctly sets forth the agreement between M&T and FAS, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                Very truly yours,

                                    FEDERATED ADMINISTRATIVE SERVICES


                                    By:  /S/ VICTOR R. SICLARI
                                       --------------------------------
                                    Name:  Victor R. Siclari
                                Title: Secretary

                                    MANUFACTURERS AND TRADERS
                                  TRUST COMPANY

                                    By:  /S/ KENNETH G. THOMPSON
                                       --------------------------------
                                    Name:  Kenneth G. Thompson
                                    Title:  Vice President

ACCEPTED:

VISION GROUP OF FUNDS


By:  /S/ VICTOR R. SICLARI
   ---------------------------
Name:  Victor R. Siclari
Title:  Assistant Secretary